UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Walgreen Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Wilmot Road
Deerfield, Illinois 60015

November 25, 2003

Dear Walgreens Shareholder:

You are cordially invited to our Annual Shareholders’ Meeting on Wednesday, January 14, 2004, at 2:00 p.m., Central Standard Time. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. A trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3. Five-dollar parking passes will be available at the registration desk.

We hope you will join us to review our 29th consecutive year of record results and continued plans for expansion. During 2004, our goal is to open approximately 450 stores, add more than 10,000 new jobs and invest more than $1 billion in new stores, distribution centers and technology improvements.

To hear more about why we believe Walgreens is the right company in the right industry at the right time, please join us January 14. As usual, we will offer a sign language interpreter. This year we also plan to provide closed captioning for the entire meeting, including questions and answers.

If you’re unable to attend the meeting in person, please go online to Walgreens.com at 2 p.m. that day to hear a live broadcast. A video broadcast will be available on our site after January 23. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card.

Thank you for the loyalty you show Walgreens, both as a shareholder and—we hope!—a customer. Our best wishes for a happy holiday season.

Sincerely,

DAVID W. BERNAUER Chairman and CEO	JEFFREY A. REIN President and COO

200 Wilmot Road
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 14, 2004

TO THE SHAREHOLDERS OF WALGREEN CO.:

The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 14, 2004, at 2:00 p.m. Central Standard Time. The Annual Meeting is for the following purposes:

(1)	To elect ten directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To consider a proposal to approve the amended and restated Walgreen Co. Nonemployee Director Stock Plan; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on November 17, 2003, are entitled to vote at the meeting.

Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket attached to the enclosed proxy and at least one form of photo identification. You may vote your shares by telephone, via the internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the internet, you should not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. The proxy may be revoked at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary or by submitting another timely proxy by telephone, internet or mail. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

For further information concerning individuals nominated as directors, the proposal to approve the amended and restated Walgreen Co. Nonemployee Director Stock Plan, and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

The Company’s Annual Report to shareholders for fiscal year 2003 is enclosed with this proxy statement.

By order of the Board of Directors.

JULIAN A. OETTINGER
Secretary

November 25, 2003

200 Wilmot Road
Deerfield, Illinois 60015

November 25, 2003

PROXY STATEMENT

This proxy statement is being sent beginning November 25, 2003 in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 14, 2004, and further, to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, internet or mail. The items enumerated herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Only shareholders of record at the close of business on November 17, 2003 are entitled to notice of, and to vote at, the meeting. As of the close of business on November 17, 2003, the Company had 1,025,400,000 shares of common stock outstanding. Your vote is confidential and will not be disclosed to the Company unless required by law or requested by you. A majority of outstanding shares entitled to vote on a matter as of November 17, 2003, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists.

The expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made in some cases by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company’s proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing.

Election of Directors

There are ten nominees for election to the Board of Directors. In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the ten nominees. Alternatively, shareholders may cumulate their votes and give ten votes to one nominee for each share owned, or they may distribute their votes on the same principle among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election. Broker non-votes will not affect the outcome of the vote.

Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person as they shall designate.

The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

Names and ages of director nominees, their principal occupations and other information	Period of service as director began in
David W. Bernauer, 59—Chairman of the Board (since January 2003) and Chief Executive Officer (since January 2002). Mr. Bernauer was Chief Operating Officer and President from January 1999 to January 2003, Senior Vice President from July 1996 to January 1999, and Chief Information Officer from February 1995 to January 1999.	1999

William C. Foote, 52—Chairman of the Board, Chief Executive Officer and President of USG Corporation. Mr. Foote is also a director of USG Corporation. In June 2001, USG Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code.	1997

James J. Howard, 68—Chairman Emeritus of Xcel Energy Inc. Mr. Howard is also a director of Honeywell Inc. and Ecolab, Inc.	1986

Alan G. McNally, 58—Chairman of the Board of Harris Trust and Savings Bank, Harris Bankcorp, Inc. (since April 1995) and Bankmont Financial Corporation (since April 1998). Mr. McNally was Chief Executive Officer of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from September 1993 to September 2002, and Bankmont Financial Corporation from April 1998 to September 2002, and Vice Chair of Bank of Montreal from 1990 to September 2002.	1999

Cordell Reed, 65—Former Senior Vice President of Commonwealth Edison Co. Mr. Reed is also a director of LaSalle Bank N.A., Standard Federal Bank N.A., Underwriters Laboratories Inc. and Washington Group International, Inc.	1994

Names and ages of director nominees, their principal occupations and other information	Period of service as director began in
Jeffrey A. Rein, 51—President and Chief Operating Officer (since January 2003). Mr. Rein was Executive Vice President of Marketing from February 2001 to January 2003, Vice President from July 1999 to February 2001 and Treasurer from March 1996 to February 2000.	2003

David Y. Schwartz, 62—Independent business advisor and consultant. Former Partner at Arthur Andersen LLP. Mr. Schwartz is also a director of Foot Locker, Inc. and TruServ Corporation.	2000

John B. Schwemm, 69—Former Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company. Mr. Schwemm is also a director of USG Corporation and William Blair Mutual Funds, Inc.	1985

Marilou M. von Ferstel, 65 —Former Executive Vice President and General Manager of Ogilvy Adams & Rinehart.	1987

Charles R. Walgreen III, 68—Chairman Emeritus of Walgreen Co. (since July 1999), Chairman of the Board (until July 1999) and Chief Executive Officer (until January 1998).	1963

Information Concerning the Board of Directors and its Committees

The Board of Directors met four times and there were fifteen meetings of Board Committees during the 2003 fiscal year. Each director attended all of the meetings of the Board of Directors and the Board Committees on which he or she served.

Compensation of Directors

Full-time employees of the Company who serve as Directors receive only reimbursement of expenses incurred in attending meetings. During fiscal year 2003, Directors who were not employees received a quarterly retainer of $8,750 for Board service, a fee of $1,200 for each Board of Directors and Board Committee meeting attended, and reimbursement for expenses incurred in connection with such meetings.

Effective November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan, and the Plan was amended on November 1, 2002. Each Nonemployee Director receives an equity grant of shares each fiscal year on November 1. The number of shares granted is determined by dividing $80,000 by the price of a share of common stock on November 1 of the relevant fiscal year. In fiscal 2003, each Nonemployee Director received a grant of 2,361 shares. During the term of the Plan, each Nonemployee Director will also receive fifty percent of his or her quarterly retainer in the form of shares, which the director may elect to receive in the form of deferred stock units. In addition, a Nonemployee Director may elect to receive all or a portion of the cash component of his or her quarterly retainer and meeting fees in the form of deferred stock units or to have such amounts placed in a deferred cash compensation account. The Company is requesting shareholder approval of this Plan as amended and restated in this proxy statement, and additional information regarding the amended and restated Plan can be found on page 14.

The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for Nonemployee Directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. That Plan will continue to apply in the future only with respect to compensation earned by Nonemployee Directors for periods of service prior to November 1, 1996. Under the terms of the Walgreen Co. Retirement Plan for Outside Directors, the annual benefits payable to a Nonemployee Director for the shorter of (i) the number of years the Director served as a non-employee member of the Board, or (ii) ten years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the Director’s final annual retainer for each year of service as a Nonemployee Director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the Nonemployee Director on the date of his or her retirement from the Board of Directors.

Messrs. Howard and Schwemm and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a Director to defer a portion of his or her retainer fees. During fiscal 2003, payments were made to Directors under such plans as follows: Mr. Howard, $54,788; Mr. Schwemm, $40,829; and Ms. von Ferstel, $55,300.

Committees

The Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees during fiscal 2003, each of which is described below.

The Audit Committee met four times during the fiscal year. The Committee is composed of John B. Schwemm, Chairman, William C. Foote, David Y. Schwartz and Marilou M. von Ferstel. Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange, on which the Company’s common stock is listed. The Committee’s responsibilities as set forth in its charter include evaluation of significant matters relating to the financial reporting process and system of internal accounting controls of the Company, as well as review of the scope and results of the annual audits conducted by the independent auditor. The Board of Directors approved a revised Audit Committee Charter at its July 9, 2003 meeting. The revised charter is attached as Appendix A to this proxy statement. The Board of Directors has determined that David Y. Schwartz meets the Securities and Exchange Commission’s definition of audit committee financial expert.

The Compensation Committee met four times during the fiscal year. The Committee is composed of Cordell Reed, Chairman, James J. Howard and John B. Schwemm. The Committee determines the various elements of executive compensation and oversees the executive succession planning process. The Committee maintains authority and responsibility for the administration of various executive compensation programs, including the Company’s Executive Stock Option Plan, Restricted Performance Share Plan and certain executive deferred compensation plans. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors.

The Finance Committee met four times during the fiscal year. The Committee is composed of David Y. Schwartz, Chairman, Alan G. McNally, Cordell Reed and Charles R. Walgreen III. The Finance Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

The Nominating and Governance Committee met three times during the fiscal year. The Committee is composed of William C. Foote, Chairman, James J. Howard, Alan G. McNally, John B. Schwemm and Marilou M. von Ferstel. The Nominating and Governance Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding various elements of director compensation, including the Nonemployee Director Stock Plan, develops general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board of Directors. The Nominating and Governance Committee will consider persons recommended by shareholders for inclusion as nominees for election to the Board of Directors if the names of such persons are submitted in writing in a timely manner to the Secretary of the Company and the submission otherwise complies with the Company’s By-Laws.

Securities Ownership of Directors and Executive Officers

The following tabulation sets forth information as of November 17, 2003 concerning the ownership of common stock by each Director, each of the executive officers named in the Summary Compensation Table included in this proxy statement, and all current Directors and executive officers as a group. Except as otherwise noted, the individual named possessed sole voting and investment power over such shares.

Directors and Executive Officers
Name of Individual	Amount of Shares Beneficially Owned		Percent of Class
David W. Bernauer	473,049	(1) (2) (3)	*
William C. Foote	18,541	(4)	*
James J. Howard	43,497	(4)	*
L. Daniel Jorndt	2,377,116	(3) (5)	*
Jerome B. Karlin	253,819	(1) (3) (6)	*
Alan G. McNally	17,159	(4)	*
Roger L. Polark	330,360	(1) (3) (7)	*
Cordell Reed	24,882	(4)	*
Jeffrey A. Rein	107,185	(1) (3) (8)	*
David Y. Schwartz	10,360	(4) (9)	*
John B. Schwemm	52,494	(10)	*
William A. Shiel	192,793	(1) (3) (11)	*
Marilou M. von Ferstel	22,118	(4) (12)	*
Charles R. Walgreen III	3,495,002	(13)	*
All current Directors and executive officers as a group (26 individuals)	6,419,808	(1) (3) (4) (14) (15)	0.63%

*	Each individual owns less than 1% of the Company’s common stock.

(1)	Includes shares granted pursuant to the Walgreen Restricted Performance Share Plan as follows: Mr. Bernauer, 19,121 shares; Mr. Rein, 6,296 shares; Mr. Karlin, 7,761 shares; Mr. Polark, 6,289 shares; Mr. Shiel, 6,115 shares; all current Directors and executive officers as a group, 88,764 shares.

(2)	Does not include 40,000 shares owned by Mr. Bernauer’s wife. Mr. Bernauer disclaims any beneficial interest in these shares.

(3)	Includes shares of stock that may be acquired within 60 days after November 17, 2003, by exercise of stock options as follows: Mr. Jorndt, 2,011,827; Mr. Bernauer, 341,720 shares; Mr. Rein, 69,771 shares; Mr. Karlin, 172,592 shares; Mr. Polark, 247,682 shares; Mr. Shiel, 125,557 shares; all current Directors and executive officers as a group, 1,841,844 shares.

(4)	Does not include deferred stock units granted pursuant to the Walgreen Co. Nonemployee Director Stock Plan as follows: Mr. Foote, 9,710 units; Mr. Howard, 10,054 units; Mr. McNally, 5,873 units; Mr. Reed, 2,857 units; Mr. Schwartz, 4,060 units; Ms. von Ferstel, 2,857 units; all current Directors and executive officers as a group, 35,411 units.

(5)	Does not include 116,999 shares owned by Mr. Jorndt’s wife. Mr. Jorndt disclaims any beneficial interest in these shares.

(6)	Does not include 89,704 shares held in trust of which Mr. Karlin’s wife serves as trustee. Mr. Karlin disclaims any beneficial interest in these shares.

(7)	Does not include 8,208 shares owned by Mr. Polark’s wife. Mr. Polark disclaims any beneficial interest in these shares.

(8)	Does not include 16 shares owned by Mr. Rein’s wife and 1,300 shares for which Mr. Rein is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Rein disclaims any beneficial interest in these shares.

(9)	Does not include 1,090 shares owned by Mr. Schwartz’s wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(10)	Does not include 4,800 shares owned by Mr. Schwemm’s wife. Mr. Schwemm disclaims any beneficial interest in these shares.

(11)	Does not include 15,744 shares owned by Mr. Shiel’s wife and 9,270 shares for which Mr. Shiel is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Shiel disclaims any beneficial interest in these shares.

(12)	Does not include 2,000 shares owned by Ms. von Ferstel’s husband. Ms. von Ferstel disclaims any beneficial interest in these shares.

(13)	Does not include 1,082 shares owned by Mr. Walgreen III’s wife, 133,072 shares held in trust for her benefit, and 64,747 shares owned by other family members. Mr. Walgreen III disclaims any beneficial interest in these shares. Includes 43,278 shares owned by a trust in which Mr. Walgreen III has a shared beneficial interest.

(14)	Does not include 4,529,522 shares held by family members of executive officers or owned by trusts for which executive officers serve as trustees, the beneficial ownership of which has been disclaimed by such officers.

(15)	Mr. Jorndt retired as Chairman of the Board of Directors of the Company on January 8, 2003. As Mr. Jorndt is no longer an executive officer or director of the Company, his share ownership is not included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 2003, except that (i) George C. Eilers did not timely report his transfer of stock by gift to his wife’s account in February 2002, and (ii) John W. Gleeson did not timely report four receipts of stock by gift in each of 2001 and 2002. Mr. Eilers and Mr. Gleeson reported these transactions to the SEC on January 21, 2003 and October 8, 2003, respectively.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of the Company’s Chief Executive Officer, and the five other most highly compensated executive officers for the last three fiscal years. These individuals may be referred to in this proxy statement as the “named executive officers.”

		Annual Compensation

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compen- sation ($)
L. Daniel Jorndt	2003	904,762	553,513	16,160
Former Chairman of the Board and	2002	1,158,333	752,310	22,055
Former Chief Executive Officer (4)	2001	1,041,667	581,462	19,813

David W. Bernauer	2003	894,667	543,687	9,906
Chairman of the Board and	2002	763,000	490,323	8,858
Chief Executive Officer	2001	604,667	332,066	7,409

Jeffrey A. Rein	2003	484,667	287,958	5,701
President and	2002	368,000	228,556	5,079
Chief Operating Officer	2001	271,333	141,832	3,692
Jerome B. Karlin	2003	426,333	251,574	9,247
Executive Vice President	2002	392,583	244,848	5,725
	2001	366,333	196,049	5,883

Roger L. Polark	2003	377,502	232,030	51,067
Senior Vice President and	2002	347,573	226,568	36,693
Chief Financial Officer	2001	335,000	178,167	26,488

William A. Shiel	2003	351,333	204,794	20,482
Senior Vice President	2002	338,167	208,786	14,954
	2001	326,000	173,031	5,718

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation
	Awards		Payouts
Name and Principal Position	Restricted Stock Award(s) ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)(3)
L. Daniel Jorndt	414,880	207,194	0	774,307
Former Chairman of the Board and	413,471	156,477	0	735,336
Former Chief Executive Officer (4)	293,278	398,288	0	601,255

David W. Bernauer	379,679	392,963	0	589,779
Chairman of the Board and	213,039	292,045	0	359,988
Chief Executive Officer	144,749	66,920	0	299,195

Jeffrey A. Rein	121,660	53,391	0	199,981
President and	83,264	26,899	0	134,858
Chief Operating Officer	37,576	19,483	0	80,892
Jerome B. Karlin	123,189	40,589	0	235,912
Executive Vice President	102,226	33,013	0	198,605
	74,002	31,939	0	193,425

Roger L. Polark	100,289	32,374	0	198,548
Senior Vice President and	82,921	25,109	0	167,613
Chief Financial Officer	59,208	23,954	0	154,247

William A. Shiel	93,339	30,129	0	183,196
Senior Vice President	80,757	24,454	0	164,816
	60,885	24,638	0	155,552

(1)	Includes amounts earned in fiscal year, whether or not deferred.

(2)	All restricted shares reflected in this column were granted as a result of the attainment of performance goals under the Restricted Performance Share Plan (a description of the Plan and the performance measures is provided in the Compensation Committee Report on Executive Compensation). Fifty percent of the award earned in 2003 is payable in cash (reflected in the All Other Compensation column), and the remaining fifty percent is payable in restricted shares. Both the cash and stock awards vest in equal amounts over a four-year period. The total number of restricted shares and their aggregate market value at August 31, 2003 was: Mr. Jorndt, 11,939 shares valued at $388,853; Mr. Bernauer, 19,121 shares valued at $622,771; Mr. Rein, 6,296 shares valued at $205,061; Mr. Karlin, 7,761 shares valued at $252,776; Mr. Polark, 6,289 shares valued at $204,833; and Mr. Shiel, 6,115 shares valued at $199,166. The aggregate market value is based on the fair market value of common stock as of August 29, 2003 of $32.57. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common stock.

(3)	Detail of the amounts reported in the All Other Compensation column for 2003 is provided in the table below.

Item	Mr. Jorndt	Mr. Bernauer	Mr. Rein	Mr. Karlin	Mr. Polark	Mr. Shiel
Term Life Insurance	$27,567	$16,940	$4,592	$12,575	$6,489	$3,645
Above-Market Interest Earned on Deferred Compensation	48,725	17,666	3,314	23,255	11,654	8,943
Profit-Sharing Retirement Plan	13,250	13,250	13,250	13,250	13,250	13,250
Profit-Sharing Restoration Plan	269,834	162,193	57,132	63,611	66,813	63,979
Restricted Performance Share Plan Cash Award	414,931	379,730	121,693	123,221	100,341	93,380
Total	$774,307	$589,779	$199,981	$235,912	$198,548	$183,196

(4)	Mr. Jorndt resigned as Chief Executive Officer of the Company in January 2002, and retired as Chairman of the Board of Directors of the Company on January 8, 2003.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted to the named executive officers during the Company’s last fiscal year.

Individual Grants
Name	Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($)(3)
L. Daniel Jorndt	207,194	1.17%	$34.75	09/01/2012	2,715,692
David W. Bernauer	142,963	0.81%	$34.75	09/01/2012	1,873,816
	250,000	1.41%	$31.94	01/08/2013	2,973,400
Jeffrey A. Rein	40,086	0.23%	$34.75	09/01/2012	525,407
	13,305	0.08%	$31.94	01/08/2013	158,244
Jerome B. Karlin	40,589	0.23%	$34.75	09/01/2012	532,000
Roger L. Polark	32,374	0.18%	$34.75	09/01/2012	424,326
William A. Shiel	30,129	0.17%	$34.75	09/01/2012	394,901

(1)	Based on 17,701,356 options granted to all employees during the fiscal year.

(2)	Fair market value on the date of grant. Options are not exercisable until September 1, 2005. For the grant of 250,000 shares to Mr. Bernauer (made January 8, 2003), and the grant of 13,305 shares to Mr. Rein (made January 8, 2003), the options are not exercisable until January 8, 2006.

(3)	Present value was determined under the Black-Scholes option pricing model based on the following weighted average assumptions: volatility of 28.04%, representing the annual variance in the daily percentage change in the price of the Company’s common stock over a seven-year period prior to the date of grant; a risk-free interest rate of 3.96% (3.81% in the case of Mr. Bernauer’s and Mr. Rein’s January 8, 2003 grants), representing the treasury bill rate for the expected term of the option; an average expected term of 7 years; and an annual cash dividend yield of 0.24% (0.26% in the case of Mr. Bernauer’s and Mr. Rein’s January 8, 2003 grants). The Company’s use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The ultimate realizable value of an option will depend on the market value of the Company’s common stock on the date of exercise as compared to the exercise price of the option.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table provides information regarding stock option exercises by the named executive officers during fiscal 2003, as well as the assumed value at August 31, 2003, of unexercised options held by such officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
L. Daniel Jorndt	0	0	1,863,539	511,959	34,393,038	0
David W. Bernauer	28,552	803,524	274,800	751,928	5,373,060	157,500
Jeffrey A. Rein	0	0	54,562	99,773	847,142	8,382
Jerome B. Karlin	27,776	753,858	140,653	105,541	2,443,845	0
Roger L. Polark	0	0	223,728	81,437	4,950,641	0
William A. Shiel	85,744	2,367,815	202,983	79,221	4,268,668	0

(1)	Based on the fair market value of Company common stock as of August 29, 2003 of $32.57.

Employment Agreements

The Company has employment agreements (the “Agreements”) with the persons named in the Summary Compensation Table and other key employees of the Company that become effective only upon a Change of Control (as defined in the Agreements).

In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements), he or she will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment consisting of the employee’s base salary through the date of termination, a proportionate bonus based upon the employee’s annual bonus pursuant to the Management Incentive Plan for the last three fiscal years, the sum of the base salary plus bonus that the employee would be entitled to for the remainder of the employment period under the Agreement, unpaid deferred compensation and vacation pay, and the difference between the actuarial equivalent of the retirement benefit the employee would receive if the employee remained employed for the employment period and the actuarial equivalent of the employee’s actual retirement benefits. In addition, for the remainder of the employment period, the employee is entitled to continued employee welfare benefits. The resignation of any of these individuals during the thirty-day period following the first anniversary of the effective date of a Change of Control shall be deemed to be for Good Reason.

The Agreement between the Company and Mr. Jorndt was superceded by a Consulting and Non-Competition Agreement, consistent with the Company’s past practice. The Consulting and Non-Competition Agreement provides Mr. Jorndt with 150% of his base salary in effect at retirement over a three-year term for consulting services.

Equity Compensation Plans

The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2003. The following equity compensation plans were approved by shareholders: the Executive Stock Option Plan, the 1982 Employees Stock Purchase Plan and the Restricted Performance Share Plan. The following equity compensation plans were not approved by shareholders: the Walgreen Co. Stock Purchase/Option Plan (Share Walgreens), the grant made to all non-executive employees in conjunction with the opening of the Company’s 3,000th store (Option 3000), the Walgreen Co. Broad Based Employee Stock Option Plan, and the Walgreen Co. Nonemployee Director Stock Plan.

Plan category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights	B. Weighted-average exercise price of outstanding options, warrants and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	15,841,248	$21.75	59,574,449
Equity compensation plans not approved by security holders (1)	30,489,097	$27.03	49,157,484
Total	46,330,345	$25.23	108,731,933

(1)	Share Walgreens is a stock purchase/stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to 10% of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive one to three options to purchase additional stock at a fixed price. The determination of the number of options is a function of the degree to which the Company attains preestablished performance goals. The option price equals the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period. However, in no event shall the option price be more than 15% lower than the fair market value on the last trading day of the window period. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period. Unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock. As of August 31, 2003, there were outstanding options for an aggregate of 8,362,007 shares.

The Walgreen Co. Option 3000 Plan is an incentive compensation plan that permits the grant of nonqualified stock options to all non-executive employees who were employed by the Company on May 11, 2000. Each eligible employee received from

75 to 500 options based on the employee’s years of service on the date of the grant. The option price is $29.1875, the closing price of a share of common stock on May 11, 2000. The options vested and became exercisable on May 11, 2003, and unexercised options will expire on May 10, 2010, subject to earlier termination if the optionee’s employment ends. As of August 31, 2003, there were outstanding options for an aggregate of 9,584,490 shares.

The Walgreen Co. Broad Based Employee Stock Option Plan is an incentive compensation plan that permits the grant of nonqualified stock options to eligible non-executive employees in order to celebrate the achievement of store opening milestones (the first of which was the opening of the Company’s 4,000th store) and the efforts of the Company’s employees in the achievement of such milestones and to encourage the Company’s employees to devote their continued best efforts to the business and affairs of the Company. This plan was adopted on July 10, 2002 and subsequently amended as of April 1, 2003. For options granted to employees in connection with store opening milestones, the Compensation Committee shall determine the number of options to be granted and shall determine eligibility for participation from among non-executive employees who are employed by the Company as of the designated date of the event giving rise to such grant. The Committee may also grant options from time to time to individual non-executive employees under this plan. The option price for each grant shall be equal to the closing price of a share of common stock on the designated grant date. Except as may be otherwise determined by the Compensation Committee, each option shall vest three years after the date of the grant, and unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted for an aggregate of 15 million shares of Company common stock. As of August 31, 2003, there were outstanding options for an aggregate of 12,542,600 shares.

The Walgreen Co. Nonemployee Director Stock Plan does not have a specific number of shares reserved for issuance, and therefore, shares to be granted pursuant to the plan are not included in the table above. Please see page 4 for information regarding this plan. The Company is requesting shareholder approval of this plan as amended and restated in this proxy statement, and additional information regarding the amended and restated plan can be found on page 14.

The Compensation Committee Report on Executive Compensation, the Audit Committee Report and the performance graph that follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Reports and graph by specific reference.

Compensation Committee Report on Executive Compensation

This report describes the Company’s executive compensation program and the basis on which fiscal year 2003 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement. The Committee establishes all components of executive pay and recommends or reports its decisions to the Board of Directors.

To ensure the program is administered in an objective manner, the Committee is comprised entirely of independent directors. Further, Committee members have no “interlocking” relationships as defined by the Securities and Exchange Commission.

The duties of the Committee include determining the base salary levels for all executive officers as well as the design of awards in connection with all other elements of the executive pay program. The Committee further evaluates executive performance and addresses other matters related to executive compensation.

Compensation Policy and Overall Objectives

In developing recommendations and making determinations regarding the amount and composition of executive compensation, the Committee’s goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and link the interests of the Company’s executives to the interests of the Company’s shareholders. In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation.

The Committee members believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

Competitive market data is provided by an outside compensation consultant. The data provided compares the Company’s compensation practices to those of a group of comparator companies. The Company’s market for compensation comparison purposes is comprised of a group of companies that have business operations in the retail drug industry, as well as companies having operations within broader retail and wholesale industries. In addition, the Committee considers companies that have similar sales volumes, market capitalizations and employment levels.

In establishing a comparator group for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its discretion and makes its judgment after considering the factors described above.

The companies chosen for the comparator group used for compensation purposes are not the same companies that comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Company’s most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns.

The key elements of the Company’s executive compensation are base salary, annual bonuses, and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package, including severance plans, insurance, and other benefits.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose.

Base Salaries

The Committee regularly reviews each executive’s base salary. The base salary ranges of the Company’s executives are targeted at approximately the 50th percentile of the base pay ranges of similarly positioned executives in the group of comparator companies selected for compensation comparison purposes.

Base salaries for executives are initially determined by evaluating executives’ levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Increases to base salaries are driven primarily by performance, evaluated based on sustained levels of contribution to the Company.

The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors and makes base pay recommendations that reflect the Committee’s analysis of the aggregate impact of these factors. Overall, executive salaries were increased at rates comparable to the increases provided at other similarly situated companies and are near or at market levels.

As reflected in the Summary Compensation Table, Mr. Bernauer’s salary was increased in 2003 by $131,667 (17.3%). In determining Mr. Bernauer’s base salary for 2003, the Committee considered the Company’s financial performance for the prior year and over an extended period of time, Mr. Bernauer’s individual performance, his responsibilities as Chairman and Chief Executive Officer, and his long-term contributions to the success of the Company. Mr. Bernauer’s increase also reflects his appointment to the position of Chairman in January 2003.

Annual Bonuses

The Walgreen Management Incentive Plan (the “Annual Plan”) promotes the Company’s pay-for-performance philosophy by providing executives and other employees with direct financial incentives in the form of annual cash bonuses to achieve performance goals tied to return on invested capital.

Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Annual Plan emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms that are consistent for all participants.

Each year, the Committee establishes specific goals, the achievement of which will determine the funding of the bonus pool. In turn, the size of the bonus pool will determine the amount of the relative awards to participants. Accordingly, executives’ opportunities to earn bonuses correspond to the degree to which the preestablished goals are achieved.

Target bonus awards for the named executive officers are established at levels which are consistent with marketplace practices for executive positions. Actual payouts can rise above or fall below the targeted levels, depending upon performance relative to the preestablished performance objectives. In 2003, Mr. Bernauer’s bonus represented 60.8% of his salary. This resulted in a bonus award under the Annual Plan of $543,687.

Long-Term Incentives

Long-term incentives are provided pursuant to the Restricted Performance Share Plan and the Executive Stock Option Plan.

In keeping with the Company’s commitment to provide a total compensation package that includes at-risk components of pay, the Committee makes annual decisions regarding appropriate long-term incentive grants for each executive. When determining these awards, the Committee considers the Company’s financial performance in the prior year, executives’ levels of responsibility, prior experience, historical award data, and compensation practices at comparator companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

Restricted Performance Share Plan: The Plan provides for contingent grants of restricted common stock and restricted cash at the beginning of one-year performance periods. The participants, the amounts of the grants to each, the performance requirements for each period, and the restrictions are determined by the Compensation Committee.

The performance requirements are annual FIFO earnings goals, subject to a minimum return on invested capital. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. The restricted common stock and restricted cash awards earned for the performance period ending August 31 of each fiscal year are restricted for a period of four years, with the restrictions lapsing at the rate of 25% per year.

Based on the achievement of results that exceeded the threshold annual FIFO earnings goals and met the Company’s return on invested capital standard, Mr. Bernauer was granted 10,926 restricted performance shares and $379,730 restricted cash for fiscal 2003. Grant levels are established in furtherance of the overall objectives detailed above and by comparison to similar grants to chief executive officers at comparator companies.

Executive Stock Option Plan: Stock options are granted periodically to the Company’s executives at the discretion of the Committee to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Plan, in order to maintain competitive levels of long-term incentive pay under the Company’s long-term compensation programs.

Stock options are granted at an option price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, stock options reflected in the Summary Compensation Table are subject to a 36-month vesting period. This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

On September 1, 2002, Mr. Bernauer received an option to purchase 142,963 shares at the fair market value of shares on the date of grant. This grant was established by comparison to 50th percentile long-term incentive grants at comparator companies. In January 2003, Mr. Bernauer became Chairman of the Board of the Company. In connection with Mr. Bernauer’s appointment to the position of Chairman of the Board, the Committee approved a special stock option award of 250,000 shares for Mr. Bernauer at the fair market value of shares on January 8, 2003, the date of the grant. The Committee believes that these equity interests provide a strong link to the interests of shareholders.

Cordell Reed, Chairman
James J. Howard
John B. Schwemm

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with Deloitte & Touche LLP, the Company’s independent public auditor, the matters required to be discussed by the Statement on Auditing Standards No. 61;

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and discussed with Deloitte & Touche LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2003.

John B. Schwemm, Chairman
William C. Foote
David Y. Schwartz
Marilou M. von Ferstel

Comparison of Five-Year Cumulative Total Return

The following graph compares the five-year cumulative total return of the Company’s common stock with the Value Line Pharmacy Services Industry Peer Group and the S&P 500 Stock Index. The graph assumes a $100 investment made August 31, 1998, and the reinvestment of all dividends.

	Dollar Value of Investment at August 31,
	1998	1999	2000	2001	2002	2003
Walgreen Co. Common	$100	$121	$173	$181	$184	$174
S&P 500	$100	$140	$163	$123	$101	$113
Peer Group	$100	$104	$115	$133	$121	$132

Independent Public Accountants

Arthur Andersen LLP (“Andersen”) was previously the Company’s independent public auditor. On April 9, 2002, the Board of Directors adopted the recommendation of the Audit Committee and dismissed Andersen as its independent public auditor. Andersen’s reports on the Company’s consolidated financial statements for each of the fiscal years ended August 31, 2000 and August 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended August 31, 2000 and August 31, 2001, and the subsequent interim period through April 9, 2002, (1) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such years; and (2) there were no reportable events as defined in Item 304 (a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

The Company requested that Andersen furnish a letter addressed to the Securities and Exchange Commission stating whether or not Andersen agreed with certain of the above statements. The Company filed a copy of such letter, in which Andersen stated such agreement, as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 12, 2002.

On May 9, 2002, the Board of Directors appointed Deloitte & Touche LLP (“Deloitte”) to serve as the independent public auditor for the Company and its subsidiary corporations for the fiscal year ended August 31, 2002. On October 9, 2002, the Board appointed Deloitte to serve as the independent public auditor for the Company and its subsidiary corporations for the fiscal year ending August 31, 2003, and on October 7, 2003, the Audit Committee appointed Deloitte to serve as the independent public auditor for the Company and its subsidiary corporations for the fiscal year ending August 31, 2004. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

Independent Public Accountant Fees

In fiscal 2003, the fees billed to the Company by Deloitte were: Audit Fees—$528,000; and All Other Fees (primarily for tax-related services)—$579,570. The Audit Committee has considered and determined that the provision of nonaudit services by Deloitte during fiscal year 2003 is compatible with maintaining auditor independence.

Proposal to Approve the Walgreen Co.
Nonemployee Director Stock Plan
as Amended and Restated

The Board of Directors has unanimously approved and is proposing for shareholder approval the amended and restated Walgreen Co. Nonemployee Director Stock Plan (the “Plan”). The Plan was first adopted and approved by the Board of Directors in November 1996, and has been employed as a principal feature of the Company’s director compensation program continuously from 1996 through the present. The Board of Directors previously amended the Plan on July 10, 2002 to revise the method for determining annual grants of Company common stock to Plan participants. If the shareholders approve the amended and restated Plan, it will replace the current version of the Plan.

Background

On June 30, 2003, the Securities and Exchange Commission approved a proposal by the New York Stock Exchange to amend its listing standards to require shareholder approval of all equity compensation plans and any material amendments to such plans. The Board of Directors has approved, and is recommending that the shareholders approve, the amended and restated Plan, which includes the following changes to the current version of the Plan: (1) to impose a ten-year plan term effective upon the approval of the Plan by shareholders; and (2) to grant the Nominating and Governance Committee the discretion to modify the annual share grant dollar amount as part of its ongoing review of director compensation (subject to a maximum annual dollar amount of $250,000 per nonemployee director).

Purpose of the Plan

The purpose of the Plan is to promote the achievement of the Company’s long-term objectives by strengthening the alignment of interest between nonemployee directors (the “Participants”) and the shareholders, and to enable the Company to attract and retain the best-qualified individuals for service on the Board of Directors.

Description of the Plan

A summary of the amended and restated Plan follows. The following summary of the Plan describes the material features of the Plan; however, it is not complete and therefore you should not rely solely on it for a detailed description of every aspect of the Plan.

Administration: The Nominating and Governance Committee of the Board of Directors shall administer the Plan.

Eligibility: Participation in the Plan is limited to nonemployee directors of the Company who are serving on the Board of Directors on the date of each scheduled award under the Plan.

Plan Benefits: Participants are eligible for the following benefits under the Plan:

Annual Equity Grants: The Plan provides for automatic grants of shares of common stock of the Company (“Shares”) to each Participant on each November 1. If a Participant has been elected a nonemployee director since the prior November, he or she shall receive a proportionate share of the grant based on full months of service as a nonemployee director since the prior November 1. The number of Shares issued to each Participant is presently determined by dividing $80,000 by the price of a Share on November 1 of the relevant year. Under the Plan, this annual dollar amount may be adjusted from time to time at the discretion of the Nominating and Governance Committee, up to a maximum annual dollar amount of $250,000 per nonemployee director. Participants are not required to pay any purchase price for this annual Share grant.

One-Half of Annual Retainer Paid in Shares or Stock Units: Each Participant receives 50% of his or her annual base compensation for service on the Board of Directors (“annual retainer”) in the form of either Shares or so-called “Deferred Stock Units,” as elected by the Participant in advance of the applicable calendar year. These awards are made on a quarterly basis. If Shares are elected, the number of Shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a Share on the first trading day of the fiscal quarter, and the Shares are distributed to the Participant. If Deferred Stock Units are elected, the number of units is determined by dividing the dollar value of the quarterly retainer by the fair market value of a Share on the date of the scheduled payment of the amount deferred, and these units are assigned to a bookkeeping “Deferred Stock Unit Account” for the Participant. The value of the Deferred Stock Units credited to this Account shall be adjusted from time to time based on changes in the value of a Share. Additional Deferred Stock Units shall be credited to this account based on the value of dividends that apply to the corresponding number of Shares.

Annual Deferral Opportunity: Under the Plan, a Participant may elect to receive all or a portion of his or her remaining cash compensation (which consists of the other one-half of the annual retainer and all of the committee fees, meeting fees and any similar fees) in the form of Deferred Stock Units or deferred cash compensation. Participants must make their elections by December 1 for all payments otherwise scheduled to be made in the succeeding calendar year. The portion of this compensation with respect to which no such election is made is paid in cash as scheduled.

Any portion of this compensation that the Participant elects to receive in the form of Deferred Stock Units is credited to the Participant’s Deferred Stock Unit Account in the manner described above. Any portion of this compensation that the Participant elects to receive in the form of deferred cash compensation is credited to a separate bookkeeping account called a “Deferred Cash Compensation Account,” which accrues interest credits at a monthly compounding rate equal to 120% of the applicable federal midterm rate.

Payment of Deferred Accounts: Participants receive payment of their Deferred Stock Unit and Deferred Cash Compensation Accounts following termination of service on the Board of Directors. These amounts are paid in cash based on the value of the Accounts at the time of payment. One half of the value of the Account is paid within 30 days following termination of service on the Board of Directors, and the remaining value of the Account is paid one year after the first payment. Benefits remaining unpaid at the Participant’s death shall be paid to either a designated beneficiary or the Participant’s estate.

Plan Term, Termination and Amendment: If a majority of the shares of the Company’s common stock represented at the Meeting is voted in favor of the amended and restated Plan, the amended and restated Plan shall become effective on January 14, 2004, and shall remain in effect until January 14, 2014. However, the Board of Directors may terminate, amend or modify the Plan at any time, subject to shareholder approval where required by applicable law or regulation.

Any termination, amendment or modification of the Plan may not impair the rights under any outstanding award without the consent of the award holder.

Nontransferability: Awards and benefits under the Plan may not be transferred, assigned or alienated by Participants. Payments under the Plan shall be made only to the Participant, except for amounts paid to a Participant’s beneficiaries or estate following the Participant’s death and for any amounts that are permitted to be directed to family trusts.

Capital Changes: If the number of shares of common stock of the Company is changed by a stock split, merger, consolidation, separation, reorganization, liquidation or similar change in the capital structure of the Company, the Nominating and Governance Committee shall adjust the number and class of Shares available for issuance under the Plan, and the number and unit price of each outstanding Deferred Stock Unit, in a manner determined to be appropriate and equitable to prevent dilution or enlargement of rights.

Federal Income Tax Consequences: Under current tax laws, Participants do not recognize taxable income with respect to Plan benefits until amounts are actually paid or distributed to them. A Participant must recognize ordinary income (subject to all applicable taxes) upon the receipt of an annual Share award in an amount equal to the dollar value of the award (presently $80,000). This amount will also be the Participant’s cost basis for these Shares for purposes of determining any additional taxable income at the time the Participant disposes of the Shares.

For compensation that is deferred under the Plan as Deferred Stock Units and deferred cash compensation, no taxable income is recognized under current tax laws at the time of the deferral. The Participant must recognize ordinary income (subject to all applicable taxes) at the time or times these amounts are paid to the Participant.

For each amount that is paid or distributed from the Plan, the Company is entitled to a corresponding tax deduction in the same year that the amount must be recognized by the Participant as taxable income.

The foregoing is only intended as a summary of the federal income tax consequences that apply to awards and payments under the Plan, based on the Company’s interpretation of current tax laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AMENDED AND RESTATED WALGREEN CO. NONEMPLOYEE DIRECTOR STOCK PLAN.

The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote is required for the approval of this proposal. With respect to this proposal, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. Broker non-votes are not considered votes cast and will not affect the outcome of the vote.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one copy of the Company’s Annual Report and proxy statement, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If because of multiple accounts you are still receiving multiple copies of the Company’s Annual Report or proxy statement at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the 2003 Annual Report or proxy statement or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Computershare Investor Services LLC at 1-888-368-7346, or inform them in writing at 2 North LaSalle Street, Chicago, Illinois 60602. If your shares are held through a brokerage account, please contact your broker directly.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholder Proposals and Director Nominations for 2005 Annual Meeting

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 2005 Annual Meeting they must be received by the Company no later than July 28, 2004. Such proposals should be directed to Walgreen Co., Attention: Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

In addition, the Company’s By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an Annual Meeting. In general, the corporate Secretary must receive notice on or after September 16, 2004 and not later than October 16, 2004. The notice should contain a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear in the Company’s books, of the shareholder proposing such business; the class and number of shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. If the Company receives notice of a shareholder proposal outside of this time frame, the individuals named in the proxies solicited by the Company’s Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

Under the Company’s By-Laws, shareholders may nominate individuals for election to the Board of Directors at next year’s Annual Meeting by written notice to the corporate Secretary. The notice must meet all of the requirements discussed above for shareholder proposals. In addition, the notice should contain a statement that the nominee is willing to be nominated and to serve as a director if elected, as well as any other information regarding the nominee that would be required by the Securities and Exchange Commission to be included in a proxy statement had the Company’s Board of Directors nominated that individual.

By order of the Board of Directors.

JULIAN A. OETTINGER
Secretary

The Company will furnish, on written request and without charge, a copy of the Company’s 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., Attention: Mr. John W. Gleeson, Treasurer, 200 Wilmot Road, Deerfield, Illinois 60015.

APPENDIX A

Walgreen Co.
Audit Committee Charter

Establishment and Purpose

The Board of Directors of Walgreen Co. (the “Company”) established an Audit Committee (the “Committee”) to assist in oversight of (1) the quality and integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the outside auditor’s qualifications and independence, and (4) the performance of the Company’s outside auditor and internal audit function. The Committee shall also prepare the report required by current Securities and Exchange Commission (the “SEC”) proxy rules. While the Committee shall have the responsibilities and powers set forth below, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. Nor is it the duty of the Committee to conduct general investigations or to assure compliance with laws and regulations.

Composition

The Committee shall be comprised of three or more independent directors, in accordance with current New York Stock Exchange (the “NYSE”) regulations, who shall be appointed by the Board of Directors upon recommendation of the Nominating and Governance Committee and the Chairman of the Board, and whose term of appointment is at the discretion of the Board of Directors. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. At least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. It shall be the goal of the Company that at least one member of the Committee shall in the judgment of the Board of Directors be an Audit Committee Financial Expert as defined by the SEC. One member shall be appointed Chair by the Board of Directors, upon recommendation of the Nominating and Governance Committee and the Chairman of the Board.

Authority

The Committee is granted the authority to investigate any activity of the Company in order to adequately discharge its responsibility, and to expand its knowledge of Company financial operations. The Committee shall have direct access to the outside auditor and the General Auditor (who is responsible for the internal audit function) and any other executive or manager of the Company. The Committee may obtain advice and assistance from legal, accounting or other advisors as it deems necessary to carry out its duties. The Committee shall receive appropriate funding from the Company for payment of compensation to any legal, accounting or other advisors employed by the Committee.

Meetings

The Committee is to meet at least quarterly or as many times as it deems necessary. The Chair may request, in addition to Committee members, that members of management, the Secretary of the Company, representatives of the outside auditor and the General Auditor be present at meetings of the Committee. The Committee shall meet separately, periodically, with management, the outside auditor and the General Auditor.

Minutes

Minutes of each meeting are to be prepared by the Secretary of the Company or the Chair’s designate and sent to Committee members and the Company directors who are not Committee members. The Secretary of the Company shall maintain copies of all minutes as permanent records.

Specific Duties

The Committee shall:

1.	Review and reassess the adequacy of this charter at least annually. Upon amendment, submit the charter to the Nominating and Governance Committee for review and to the Board of Directors for approval.

2.	Ensure that the charter is published as required by the SEC, including in the proxy statement and on the Company’s website.

3.	Discuss with management and the outside auditor the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to filing with the SEC or distribution to shareholders and the public. Request that the

A-1

outside auditor report on matters required to be communicated to the Committee in accordance with current auditing standards. Based on review and discussion, make a recommendation to the Board of Directors that the Company’s financial statements be filed with the SEC.

4.	Discuss generally earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies. The Committee need not discuss each earnings release or earnings guidance in advance.

5.	Prepare an annual report to be included in the proxy statement, as required by the SEC.

6.	Review with the outside auditor and the General Auditor their annual audit plans to determine the combined audit coverage for the Company, and approve such plans.

7.	Discuss policies with respect to financial risk assessment and risk management.

8.	Review and discuss with the outside auditor and the General Auditor: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company internal controls and any special audit steps adopted in light of material control deficiencies, if any; (b) analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company.

9.	Obtain periodic updates from management regarding compliance matters.

10.	Review with the outside auditor and the General Auditor any difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of the outside auditor’s activities or access to requested information and any significant disagreements with management. Inquire about any accounting adjustments noted or proposed by the outside auditor but passed (as immaterial or otherwise); any communication between the audit team and the outside auditor’s national office respecting auditing or accounting issues presented by the engagement; and any management or internal control letter issued by the outside auditor. The review shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

11.	Directly appoint, retain, compensate (including approval of the terms of engagement) and terminate the Company’s outside auditor, which shall report directly to the Committee. Exercise oversight of the outside auditor, including resolution of disagreements between management and the outside auditor.

12.	At least annually, obtain and review a report by the outside auditor describing: (a) the outside auditor’s internal quality control procedures; (b) any material issues raised by the outside auditor’s most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the outside auditor and the Company. Evaluate the outside auditor’s qualifications, performance and independence. This evaluation shall include review and evaluation of the lead partner, including regular rotation of the lead audit partner as required by the SEC.

13.	Preapprove nonaudit services to be provided by the outside auditor. The Committee may delegate authority for this assessment to one or more members of the Committee. Require the outside auditor to annually summarize audit and nonaudit service fees.

14.	Set clear hiring policies for employees or former employees of the outside auditor.

15.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

16.	Review the performance of the General Auditor.

17.	Apprise the Board of Directors regularly regarding significant developments relating to the performance of its duties.

18.	Conduct an annual performance evaluation of the Committee.

A-2

Walgreen Co.

Nonemployee Director Stock Plan

(Amended and Restated Effective January 14, 2004)

WALGREEN CO.

NONEMPLOYEE DIRECTOR STOCK PLAN

Article 1. Establishment, Purpose, and Duration

      1.1 Establishment of the Plan. Walgreen Co. established an incentive compensation plan known as the “Walgreen Co. Nonemployee Director Stock Plan” (the “Plan”) effective November 1, 1996, and the Plan has been subsequently amended from time to time. The Plan provides for the grant of Shares to Nonemployee Directors and for the acquisition of Deferred Stock Units by Nonemployee Directors, subject to the terms and provisions set forth herein.

     This document constitutes an amendment and restatement of the Plan, effective January 14, 2004, subject to shareholder approval of the amended and restated Plan. The Plan shall remain in effect as provided in Section 1.3 herein.

      1.2 Purpose of the Plan. The purpose of the Plan is to promote the achievement of long-term objectives of the Company by linking the personal interests of Nonemployee Directors to those of the Company’s shareholders and to attract and retain Nonemployee Directors of outstanding competence.

      1.3 Duration of the Plan. This amended and restated Plan shall commence on January 14, 2004, and shall remain in effect until January 14, 2014, subject to the right of the Board of Directors to amend or terminate the Plan pursuant to Article 9.

Article 2. Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a)	“Annual Retainer” means the annual base compensation received by a Nonemployee Director for service on the Board.

(b)	“Award” means, individually or collectively, an award under this Plan of Shares or Deferred Stock Units.

(c)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” means the Nominating and Governance Committee of the Board of Directors.

(f)	“Committee Fees” means compensation received by a Nonemployee Director for service on one or more Board committees.

(g)	“Company” means Walgreen Co., an Illinois corporation, and any successor thereto as provided in Section 10.6.

(h)	“Decreased Value” means the depreciation in the worth of a Deferred Stock Unit from the date of award up to and including the Valuation Date, as determined by the Committee pursuant to a Valuation.

(i)	“Deferred Cash Compensation Account” means an account established pursuant to Section 7.5 to provide for the deferral of the cash component of Annual Retainers, Committee Fees, and Meeting Fees.

(j)

“Deferred Stock Unit” or “Unit” means an Award acquired by a Participant as a measure of participation under the Plan, and having a value which changes in direct relation to changes in the value of Shares, as determined pursuant to a Valuation.

(k)	“Director” means any individual who is a member of the Board of Directors.

(l)

“Employee” means any common law employee of the Company or of the Company’s Subsidiaries. For purposes of the Plan, an individual whose only service relationship with the Company is as a Director, shall not be deemed to be an Employee.

(m)	“Fair Market Value” shall mean the closing price on the New York Stock Exchange on the relevant date, or (if there were no sales on such date) on the last trading date preceding the relevant date.

(n)	“Increased Value” means the appreciation in the worth of a Deferred Stock Unit from the date of award up to and including the Valuation Date, as determined by the Committee pursuant to a Valuation.

(o)	“Initial Value” means the value of a Deferred Stock Unit on the date of award, as determined in accordance with the provisions of the Plan.

(p)	“Meeting Fees” means compensation received by a Nonemployee Director for meetings attended in relation to Board service.

(q)	“Nonemployee Director” means any individual who is a member of the Board of Directors, but who is not otherwise an Employee of the Company or a Company Subsidiary.

(r)	“Participant” means a Nonemployee Director who has an outstanding Award granted under the Plan.

(s)	“Shares” means the shares of Common Stock of the Company, par value $.0787125 per share.

(t)

“Subsidiary” means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

(u)	“Valuation” means an evaluation of the worth of a Deferred Stock Unit based on changes in the Fair Market Value of the Shares, as determined by the Committee pursuant to the Plan.

(v)	“Valuation Date” means the date on which Deferred Stock Units are valued pursuant to the Plan.

Article 3. Administration

      3.1 The Nominating and Governance Committee. The Plan shall be administered by the Committee, subject to the restrictions set forth in the Plan.

      3.2 Administration by the Committee. Subject to the terms of the Plan and the powers granted to the full Board of Directors, the Committee shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions. The Committee may establish rules and forms for the administration of the Plan and may delegate specific duties and responsibilities to officers or other employees of the Company.

      3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan, and all related orders or resolutions of the Committee shall be final, conclusive, and binding on all persons and entities, including the Company, its shareholders, Employees, Nonemployee Directors, Participants, and their estates and beneficiaries.

Article 4. Participation

Persons eligible to participate in the Plan are limited to Nonemployee Directors who are serving on the Board on the date of each scheduled Award under the Plan.

Article 5. Annual Equity Grants for Nonemployee Directors

      5.1 Annual Equity Grants. Commencing November 1, 2004, and on each November 1 thereafter, each Nonemployee Director shall receive an annual equity grant of Shares, with said number of Shares equal to the number determined by dividing a dollar amount by the Fair Market Value of a Share on November 1 of the relevant year, or a proportionate share of such grant based on full months of service as a Nonemployee Director since the prior November 1. This dollar amount shall be $80,000 or such lesser or greater amount as may be approved by the Committee from time to time as part of its ongoing evaluation of Nonemployee Director compensation (subject to a $250,000 per Nonemployee Director maximum annual dollar amount over the 10-year term of the Plan). In lieu of issuing fractional Shares, the Company shall round to the nearest full Share.

      5.2 Timing of Payout. The certificates for the Shares shall be issued as soon as administratively possible following November 1 of each year.

      5.3 Annual Review. The Committee shall conduct an annual review of the appropriateness of the equity Awards granted pursuant to this Article 5. In the event the Committee determines that an adjustment in the amount of equity Awards pursuant to this Article 5 is appropriate, the Committee shall make a recommendation to the Board for an appropriate adjustment, subject to the limitations set forth in Section 5.1 above.

Article 6. Retainer Share Payments

      6.1 Portion of Retainers Paid in Shares. During the term of this Plan, Nonemployee Directors shall receive fifty percent (50%) of their Annual Retainer in the form of Shares.

      6.2 Number of Shares Paid. The number of Shares to be issued pursuant to Section 6.1 will be determined on a quarterly basis and shall equal the portion of the Annual Retainer being paid in the form of Shares, divided by the Fair Market Value of a Share on the first trading day of the fiscal quarter. In lieu of issuing fractional Shares, the Company shall round to the nearest full Share.

      6.3 Timing of Payout. The certificates for the Shares shall be issued as soon as administratively possible following the beginning of the calendar quarter that begins within each fiscal quarter.

Article 7. Annual Deferral Opportunity

      7.1 Deferral of Retainers, Committee Fees, and Meeting Fees. During the term of this Plan, any Nonemployee Director may elect to receive all or a portion of the cash component of his or her Annual Retainer, Committee Fees, Meeting Fees or any similar fees for service as a Nonemployee Director in the form of Deferred Stock Units or to have such amounts placed in a Deferred Cash Compensation Account. During the term of this Plan, any Nonemployee Director may also elect to receive all or a portion of the Share component of his or her Annual Retainer in the form of Deferred Stock Units. An election to receive Deferred Stock Units or to defer amounts into the Deferred Cash Compensation Account pursuant to this Section 7.1 shall be subject to the provisions of this Article 7.

      7.2 Election. An election to receive all or a portion of a Nonemployee Director’s Annual Retainer, Committee Fees, Meeting Fees or any similar fees for service as a Nonemployee Director in the form of Deferred Stock Units or to defer amounts into the Deferred Cash Compensation Account, as provided in Section 7.1, shall be made by December 1 for all payments to be made in the succeeding calendar year. New Nonemployee Directors shall make their election with respect to their initial retainer upon their original election to the Board. Each such election may pertain to more than one (1) calendar year of scheduled payments. Deferral elections may be made only in ten percent (10%) increments.

      7.3 Number of Deferred Stock Units. The number of Deferred Stock Units to be granted in connection with an election pursuant to Section 7.2 shall equal the portion of the Annual Retainer, Committee Fees, and Meeting Fees being deferred into Deferred Stock Units, divided by the Fair Market Value of a Share on the date of the scheduled payment of the amount deferred.

      7.4 Vesting of Deferred Stock Units. Subject to the terms of this Plan, all Deferred Stock Units acquired under this Article 7 shall vest one hundred percent (100%) upon the acquisition of such Deferred Stock Units.

      7.5 Deferred Cash Compensation Account. All amounts deferred into the Deferred Cash Compensation Account in connection with an election pursuant to Section 7.2 shall accrue interest on a monthly basis at a monthly compounding rate equal to one hundred twenty percent (120%) of the applicable federal midterm rate (as determined under Internal Revenue Code Section 1274(d) and the regulations thereunder) until the Participant’s termination of service on the board.

      7.6 Vesting of Deferred Cash Compensation Account. Subject to the terms of this Plan, all amounts deferred into the Deferred Cash Compensation Account under this Article 7 shall vest one hundred percent (100%) upon the deferral of amounts into the Deferred Cash Compensation Account. All interest earned in the Deferred Cash Compensation Account pursuant to Section 7.5 shall vest one hundred percent (100%) as such interest is earned.

      7.7 Payout of Deferred Cash Compensation Account. Except as provided otherwise in this Plan, the payout of the Deferred Cash Compensation Account shall be made in two (2) equal cash payments. The first payment shall be made within thirty (30) days following the participant’s termination of service on the Board. The second payment shall be made one (1) year after the Participant’s first payment. The second payment shall accrue interest from the Participant’s termination of service on the Board on a monthly basis at a monthly compounding rate equal to the prime lending rate of interest in effect as of the first business day of that month (as quoted by the Company’s then current lending bank financing service for commercial borrowings). The accrued interest shall be paid with the second payment under this Section 7.7.

Article 8. Deferred Stock Units

      8.1 Value of Deferred Stock Units. Each Deferred Stock Unit shall have an Initial Value that is equal to the Fair Market Value determined for purposes of Section 7.3. Subsequent to such date of award or acquisition, the value of each Deferred Stock Unit shall change in direct relationship to changes in the value of a Share as determined pursuant to a Valuation.

      8.2 Dividend Equivalents. Dividend equivalents shall be earned on Deferred Stock Units provided under this Plan. Such dividend equivalents shall be converted into an equivalent amount of Deferred Stock Units based upon the Valuation of a Deferred Stock Unit on the date the dividend equivalents are converted into Deferred Stock Units. The converted Deferred Stock Units will be fully vested upon conversion.

      8.3 Timing and Amount of Payout. Except as provided otherwise in this Plan, the payout of the Initial Value combined with the Increased Value or the Decreased Value of the vested Deferred Stock Units shall be made in two cash payments. The first payment shall be equal to 50% of this combined Value and shall be made within thirty (30) days following the Participant’s termination of service on the Board. The second payment shall be equal to the remaining 50%, plus accrued interest, and shall be made one year after the Participant’s first payment. Interest shall accrue on a monthly basis at a monthly compounding rate equal to the prime lending rate of interest in effect as of the first business day of that month (as quoted by the Company’s then current lending bank financing source for commercial borrowings).

      8.4 Deferred Stock Unit Account. A Deferred Stock Unit Account (the “Account”) shall be established and maintained by the Company for each Participant that receives Deferred Stock Units under the Plan. As the value of each Deferred Stock Unit changes pursuant to Section 8.1, the Account established on behalf of each Participant shall be adjusted accordingly. Each Account shall be the record of the Deferred Stock Units granted to the Participant under Article 7 of the Plan on each applicable grant date, is maintained solely for accounting purposes, and shall not require a segregation of any Company assets.

      8.5 Quarterly Reports. Participants with Deferred Stock Units shall receive quarterly reports providing detailed information about their Accounts and changes in their Accounts during the preceding quarter.

Article 9. Amendment, Modification, and Termination

      9.1 Amendment, Modification, and Termination. The Board may terminate, amend, or modify the Plan at any time and from time to time, subject to any shareholder approval requirements that may apply under applicable laws and regulations.

      9.2 Awards Previously Granted. Unless required by law, no termination, amendment, or modification of the Plan shall in any material manner adversely affect any Award previously provided under the Plan, without the written consent of the Participant holding the Award.

Article 10. Miscellaneous

     10.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     10.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     10.3 Benefit Transfers. The interests of any Participant or beneficiary entitled to payments hereunder shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or rights which he or she may expect to receive, contingently or otherwise under this Plan except as may be required by the tax withholding provisions of the Code or of a state’s income tax act. Notwithstanding the foregoing, amounts payable with respect to a Participant hereunder may be paid as follows:

(a)

Payments with respect to a disabled or incapacitated person may be paid to such person’s legal representative for such person’s benefit, to a custodian under the Uniform Gifts or Transfers to Minors Act of any state, or to a relative or friend of such person for such person’s benefit; and

(b)

Transfers by the Participant to a grantor trust established pursuant to Sections 674, 675, 676, and 677 of the Internal Revenue Code of 1986 for the benefit of the participant or a person or persons who are members of his or her immediate family (or for the benefit of their descendants) shall be recognized and given effect, provided that any such transfer has not been disclaimed prior to the payment, and the trustee of such trust certifies to the Committee that such transfer occurred without any payment of consideration for such transfer.

     10.4 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form provided by the Company, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

     10.5 No Right of Nomination. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders.

     10.6 Shares Available. The Shares delivered under the Plan shall be either treasury Shares or Shares that have been reacquired by the Company, including Shares purchased in the open market.

     10.7 Stock Splits/Stock Dividends. In the event of any change in corporate capitalization of the Company, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for issuance under the Plan and the number and unit price of Deferred Stock Units that are outstanding under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

     10.8 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     10.9 Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     10.10 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal, substantive laws of the State of Illinois.

     10.11 Unfunded Plan. The Deferred Cash Compensation Accounts and Deferred Stock Unit Accounts maintained for Participants under the Plan shall be bookkeeping accounts, which shall at all times be reflected on the Company’s books as general unsecured and unfunded obligations of the Company, and this Plan shall not give any person or entity any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company.

200 WILMOT ROAD DEERFIELD, ILLINOIS 60015	INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL
Walgreen Co. encourages you to take advantage of new and convenient ways to vote your shares for proposals to be covered at the Annual Meeting of Shareholders. Please take this opportunity to use one of the three voting methods detailed below to vote your shares. Voting is easier than ever.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on January 13, 2004.
VOTE BY PHONE – 1-800-690-6903
• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY INTERNET – www.proxyvote.com
• Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

WALGR1          KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALGREENS

If you wish to vote in accordance with the Board
of Directors recommendations, just sign below.
You need not check any boxes.

Election of Directors The Board of Directors recommends a vote FOR the listed nominees.		For All ☐	Withhold All ☐	For All Except* ☐	*To withhold authority to vote, mark "For All Except" and write the nominee’s number on the line below. ____________________________________________________
1. 01 – David W. Bernauer 03 – James J. Howard 05 – Cordell Reed 07 – David Y. Schwartz 09 – Marilou M. von Ferstel	02 – William C. Foote 04 – Alan G. McNally 06 – Jeffrey A. Rein 08 – John B. Schwemm 10 – Charles R. Walgreen III

The Board of Directors recommends a vote FOR Proposal 2.

2. Approval of the amended and restated Walgreen Co. Nonemployee Director Stock Plan.	For ☐	Against ☐	Abstain ☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

The signatory hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please sign exactly as your name appears above. Joint owners should each sign. Where applicable, indicate your official position or representation capacity.

For change of address, please check this box and write the address on the back where indicated.	☐

If you vote by telephone or via the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

ADMISSION TICKET

This is your admission ticket to the Walgreen Co. Annual Meeting of Shareholders to be held January 14, 2004, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission. We will also require one form of photo identification.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for $5 parking at our registration desk.

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____________________________________________
Annual Meeting Proxy Card
____________________________________________

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints DAVID W. BERNAUER, JOHN B. SCHWEMM and CHARLES R. WALGREEN III, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 14, 2004, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors and the approval of the amended and restated Nonemployee Director Stock Plan.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

Change of Address: ___________________________________________
____________________________________________________________
____________________________________________________________

(If you noted any change of address above, please mark corresponding box on the reverse side.)